EXHIBIT 4.4

HORNBECK OFFSHORE SERVICES, INC.

AND

THE GUARANTOR NAMED HEREIN

SERIES B

10 5/8% SENIOR NOTES DUE 2008

THIRD SUPPLEMENTAL INDENTURE

AND AMENDMENT – SUBSIDIARY GUARANTEE

Dated as of February 13, 2004

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

Trustee

This THIRD SUPPLEMENTAL INDENTURE AND AMENDMENT—SUBSIDIARY GUARANTEE (“Third Supplemental Indenture”), dated as of February 13, 2004, is among Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), Hornbeck Offshore Trinidad & Tobago, LLC (the “New Guarantor”) and Wells Fargo Bank Minnesota, National Association, a national banking association, as Trustee.

RECITALS

WHEREAS, the Company originally issued $175,000,000 aggregate principal amount of 10 5/8% Senior Notes due 2008 (the “Notes”) under the terms of that certain Indenture, dated as of July 24, 2001 (the “Original Indenture”), by and between the Company, the Trustee, and the subsidiary guarantors named therein; and

WHEREAS, the Original Indenture was supplemented and amended in order to name additional subsidiaries of the Company as subsidiary guarantors of the Notes under the terms of that certain Supplemental Indenture and Amendment—Subsidiary Guarantee, dated as of December 17, 2001, by and between the Company, the Trustee and the additional subsidiary guarantors named therein (the “First Supplement”); and

WHEREAS, the Indenture was further supplemented and amended in order to name an additional subsidiary of the Company as a subsidiary guarantor of the Notes under the terms of that certain Second Supplemental Indenture and Amendment—Subsidiary Guarantee, dated as of June 18, 2003, by and between the Company, the Trustee and the additional subsidiary guarantor named therein (the “Second Supplement”); and

WHEREAS, the Original Indenture, as supplemented by the First Supplement and the Second Supplement, shall hereinafter be referred to as the “Indenture”; and

WHEREAS, Section 9.01(f) of the Indenture provides that the Indenture may amended or supplemented in order to add any new guarantor of the Indenture to comply with Section 10.02 thereof, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the New Guarantor and of the Trustee necessary to make this Third Supplemental Indenture a valid instrument legally binding on the Company, the New Guarantor and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the New Guarantor and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Third Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Third Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the New Guarantor and the Trustee.

ARTICLE 2

Section 2.01. From this date, in accordance with Section 10.02 and by executing this Third Supplemental Indenture and a notation of Subsidiary Guarantee (a copy of which is attached hereto), the New Guarantor whose signature appears below is subject to the provisions of the Indenture to the extent provided for in Article 10 thereunder.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Third Supplemental Indenture. This Third Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

Section 3.04. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Vice President and Chief Financial Officer

TRUSTEE:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

By:
Name:
Title:

NEW GUARANTOR:

HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC

By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Vice President and Chief Financial Officer

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NOTATION OF SUBSIDIARY GUARANTEE

Subject to Section 10.06 of the Indenture, each Guarantor has jointly and severally, unconditionally guaranteed to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes and the Obligations of the Company under the Notes or under the Indenture, that: (a) the principal of and premium, if any, interest and Liquidated Damages, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal of and premium, if any, (to the extent permitted by law) interest and Liquidated Damages, if any, on the Notes and all other payment Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes will be promptly paid in full and performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under the Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors under the Indenture in the same manner and to the same extent as the Obligations of the Company. The Guarantors have agreed that their Obligations under the Indenture shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, has waived diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and the Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Note Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor has agreed that it shall not be entitled to, and hereby has waived, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed under the Indenture. Each Guarantor further has agreed that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed under the Indenture may be accelerated as provided in Article 6 of the Indenture for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

The obligations of the Guarantors to the Holders and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article 10 of the Indenture, and reference is hereby made to such Indenture for the precise terms of the Subsidiary Guarantees. The terms of Article 10 of the Indenture are incorporated herein by reference. The Subsidiary Guarantees are subject to release as and to the extent provided in Sections 10.04 and 10.05 of the Indenture.

Each Subsidiary Guarantee is a continuing guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company’s Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred in the Indenture upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Each Subsidiary Guarantee is a guarantee of payment and not a guarantee of collection.

For purposes hereof, each Guarantor’s liability under its Subsidiary Guarantee shall be limited in amount as provided in Section 10.06 of the Indenture.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

GUARANTOR:

HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC

By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Vice President and Chief Financial Officer

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